Exhibit 4.6

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	Five9, Inc.

Number of Shares:

Type/Series of Stock	Common Stock

Warrant Price:	$2.53 per share

Issue Date:	February 20, 2014

Expiration Date:	February 20, 2024 (subject to Section 5.1 below)

Loan Agreement:	This Warrant to Purchase Stock (“Warrant”) is issued in connection with that certain Loan and Security Agreement, dated February 20, 2014, by and among Fifth Street Finance Corp., Fifth Street Mezzanine Partners V, L.P., Five9, Inc. and Five9 Acquisition LLC (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, (together with any successor or permitted assignee or transferee of this Warrant or of any shares or other securities issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Type/Series of Stock (the class or series of capital stock or other securities from time to time issuable upon exercise of this Warrant, the “Class”) of Five9, Inc., a Delaware corporation (the “Company”), at the above-stated Warrant Price, all as set forth above and as adjusted from time to time pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

The Shares are purchasable hereunder only to the extent vested. The Shares shall vest as follows:

V =	(W * X) Y	– Z

where,

V =	the number of Shares that vest on each applicable Advancement Date;

W =	the aggregate amount of Loan (whether or not repaid or prepaid) that has been advanced by Fifth Street Finance Corp. or its assignees or participants under the Loan Agreement (including, for purposes of clarity, all Loan advances made by Fifth Street Finance Corp. or its assignees or participants under the Loan Agreement on or prior to such Advancement Date); provided, however, that in no case will W exceed $20,000,000;

X =	the maximum number of Shares issuable upon exercise of this Warrant (after giving effect, for purposes of clarity, to any adjustments to the Shares pursuant to Section 2 of this Warrant);

Y =	$20,000,000; and

Z =	the aggregate number of Shares previously vested hereunder (after giving effect, for purposes of clarity, to any adjustments to the Shares pursuant to Section 2 of this Warrant and treating, solely for purposes of implementing appropriate adjustments in the calculation of the equation above, any Shares that have been issued upon exercise of this Warrant prior to or on such Advancement Date as unissued Shares remaining subject to adjustment pursuant to Section 2 of this Warrant).

and where,

“Advancement Date” means each date that Loan funds are advanced under the Loan Agreement; and

“Loan” has the meaning set forth in the Loan Agreement.

1. Exercise.

1.1 Method of Exercise. Subject to the vesting provisions of this Warrant, Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Shares to be issued to Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the fair market value (as determined pursuant to Section 1.3 below) of one Share; and

B =	the Warrant Price.

1.3 Fair Market Value.

(a) If (i) this Warrant is exercised immediately prior to the effectiveness of the Company’s registration statement for the initial public offering of the Company’s common stock and (ii) the Class is common stock, then the fair market value of a Share shall be the initial public offering price per share of common stock specified in the final prospectus with respect to the public offering.

(b) If (i) this Warrant is exercised immediately prior to the effectiveness of the Company’s registration statement for the initial public offering of the Company’s common stock and (ii) the Class is a series of the Company’s convertible preferred stock, then the fair market value of a Share shall be the initial public offering price per share of common stock specified in the final prospectus with respect to the public offering multiplied by the number of shares of the Company’s common stock into which a Share is then convertible.

(c) If (i) the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the counter market (a “Trading Market”), (ii) Sections 1.3(a) and (b) of this Warrant do not apply for determining the fair market value of a Share, and (iii) the Class is common stock, then the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company (or, if applicable, the Business Day immediately before the date on which this Warrant is automatically exercised pursuant to Section 3.2 or Section 5.1(b) of this Warrant).

(d) If (i) the Company’s common stock is then traded on a Trading Market, (ii) Sections 1.3(a) and (b) of this Warrant do not apply for determining the fair market value of a Share, and (iii) the Class is a series of the Company’s convertible preferred stock, then the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company (or, if applicable, the Business Day immediately before the date on which this Warrant is automatically exercised pursuant to Section 3.2 or Section 5.1(b) of this Warrant) multiplied by the number of shares of the Company’s common stock into which a Share is then convertible.

(e) If Sections 1.3(a), (b), (c) and (d) of this Warrant do not apply for determining the fair market value of a Share, then the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Within a reasonable time (not to exceed ten (10) Business Days) after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above (including, without limitation, an automatic exercise pursuant to Section 3.2 or Section 5.1(b) of this Warrant), the Company shall, if requested by Holder, deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5 Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement (without any obligations to post a bond or other security) reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

2. Adjustments to the Shares and Warrant Price. In order to prevent dilution of the purchase rights granted under this Warrant, the Warrant Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in capital stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise of this Warrant, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s certificate of incorporation upon the closing of a registered public offering of the Company’s common stock. Upon the closing of an Acquisition (as defined in Section 5.1 below), and subject to

Section 5.1 hereof, the successor entity shall assume the obligations of this Warrant, and this Warrant thereafter shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustment upon Issuance of Common Stock. If, at any time after the Issue Date but prior to the date of effectiveness of the Company’s registration statement for the initial public offering of the Company’s common stock, the Company shall issue (or, pursuant to Section 2.3(d) below), shall be deemed to have issued) any common stock other than “Excluded Stock” (as defined in the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”)) for a consideration per share less than the Warrant Price in effect immediately prior to the issuance of such common stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations that are covered by Sections 2.1 and 2.2 above), the Warrant Price in effect immediately after each such issuance shall forthwith, except as provided herein, be adjusted to a price equal to the quotient obtained by multiplying such Warrant Price by a fraction (I) the numerator of which shall be (x) the number of shares of common stock outstanding at the close of business on the day immediately preceding the date of such issuance or sale, plus (y) the number of shares of common stock which the aggregate consideration received (or by the express provisions hereof shall be deemed to have been received) by the Company for the total number of additional shares of common stock so issued or sold would purchase at such Warrant Price then in effect and (II) the denominator of which shall be the number of shares of common stock outstanding at the close of business on the date of such issuance or sale (after giving effect to such issuance or sale) of the additional shares of common stock. Upon each such adjustment of the Warrant Price under this Section 2.3, the number of Shares shall be adjusted to the number of Shares determined by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment. For the purposes of any adjustment of the Warrant Price pursuant to this Section 2.3, the following provisions shall be applicable:

(a) The number of shares of common stock outstanding shall include, in addition to the number of shares of common stock actually outstanding, (I) the number of shares of common stock into which the then outstanding shares of each series of the Company’s convertible preferred stock could be converted if fully converted on the day immediately preceding the issuance or sale or deemed issuance or sale of the additional shares of common stock; and (II) the number of shares of common stock which would be obtained through the exercise or conversion of all rights, options and convertible securities outstanding on the day immediately preceding the issuance or sale or deemed issuance or sale of the additional shares of common stock.

(b) In the case of the issuance of common stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commission paid or incurred by the Company in connection with the issuance and sale thereof.

(c) In the case of the issuance of common stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors of the Company, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the Company’s common stock is traded on a Trading Market, such fair market value per share of common stock as determined by the Board of Directors of the Company shall not exceed (i) if the shares of common stock are then traded on a securities exchange, the average of the closing prices of the common stock on such exchange over the 20 trading day period ending three (3) business days prior to such determination or (ii) if the shares of common stock are then traded over-the-counter, the average of the closing bid prices over the 30-day period ending three (3) business days prior to such determination; provided, however, that if such prices are not available for the period required, such fair market value shall be determined in good faith by the Board of Directors of the Company.

(d) In the case of the issuance of (i) options to purchase or rights to subscribe for common stock (directly or indirectly), (ii) securities by their terms convertible into or exchangeable for common stock (directly or indirectly), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

(1) the aggregate maximum number of shares of common stock deliverable upon exercise of such options to purchase or rights to subscribe for common stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 2.3(b) and 2.3(c) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the common stock covered thereby;

(2) the aggregate maximum number of shares of common stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 2.3(b) and 2.3(c) above);

(3) on any change in the number of shares of common stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the anti-dilution provisions of options, rights or securities, the Warrant Price shall forthwith be readjusted to such Warrant Price as would have been obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchange prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

(4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Warrant Price shall forthwith be readjusted to such Warrant Price as would have been obtained had the adjustment made upon the issuance of such options or rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of common stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

2.4 Minimal Adjustments. No adjustment in the Warrant Price need be made if such adjustment would result in a change in the Warrant Price of less than $0.001. Any adjustment of less than $0.001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.001 or more in the Warrant Price.

2.5 No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.6 Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time (not less than ten (10) Business Days after the effectiveness of such adjustment) setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.

3. Representations and Covenants of the Company.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:

(a) All Shares issuable upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class and other securities as will be sufficient to permit the exercise in full of this Warrant and, if applicable, the conversion of the Shares into common stock or such other securities.

(b) The Company’s capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of the Issue Date.

(c) This Warrant and the Shares issuable upon the exercise of this Warrant constitute “Excluded Securities” as such term is defined in the Company’s Eighth Amended and Restated Stockholders’ Agreement dated as of October 18, 2013, as amended by the First Amendment to Eighth Amended and Restated Stockholders’ Agreement dated December 20, 2013 and the Second Amendment to Eighth Amended and Restated Stockholders’ Agreement dated December 30, 2013 (as amended, the “Stockholders’ Agreement”).

3.2 Notice of Certain Events. If the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding shares of the Class or securities into which the Class is convertible, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b) offer for subscription or sale pro rata to holders of the outstanding shares of the Class or securities into which the Class is convertible any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights in which the Holder has no right to participate);

(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class or securities into which the Class is convertible; or

(d) effect an Acquisition (as defined below) or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall give Holder:

(1) at least seven (7) Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights

(and specifying the date on which holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and

(2) in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); provided that if a combination under (c) above takes place in connection with the Company’s initial public offering, it shall be sufficient to provide in the notice that such combination will take place immediately prior to the effectiveness or closing of the initial public offering, as the case may be, even if the precise date for such event is not known at such time.

The Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

3.3 Registration Rights. The Shares (or if the Shares are a Class other than common stock, the shares of common stock into which the Shares are convertible) shall be “Registrable Securities” (as such term is defined in the Stockholders’ Agreement) and Holder shall have the rights and obligations of a “Holder” under Section 2 of the Stockholders’ Agreement.

3.4 Joinder to Stockholders’ Agreement.

(a) Simultaneously with the execution of this Warrant, the Holder shall execute and deliver to the Company a joinder to the Stockholders’ Agreement, thereby agreeing (subject to Section 3.5(b) below) to be bound by all obligations and receive all rights to the Stockholders’ Agreement, to be held in escrow until the exercise of this Warrant. All shares of common stock issued upon exercise of this Warrant shall include any legends required under the Stockholders’ Agreement.

(b) Notwithstanding Section 3.4(a) above, in addition to the limitations and protections currently set forth in the last sentence of Section 7.1 of the Stockholders’ Agreement, in no event shall Holder be required to enter into a release of claims in connection with an “Approved Sale” in Holder’s capacity as a lender or lender’s agent to the Company or any parent or subsidiary of the Company.

3.5 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) within one hundred eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company and (b) within thirty (30) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements, provided the Company need not provide such information for any period in which the Company has filed a periodic report on Form 10-K or Form 10-Q (as applicable) with the Securities and Exchange Commission.

3.6 Listing of Shares. If shares or other securities of the Class are listed on any Trading Market at, or at any time after, the time this Warrant is exercised, the Company shall use commercially reasonable efforts to cause the Shares (or any securities issued upon conversion of the Shares, if applicable), upon such exercise, to be listed on such Trading Market.

3.7 Expenses and Taxes; Liabilities. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Shares upon exercise of this Warrant; provided that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of Shares to any person other than the Holder. Nothing contained in this Warrant shall be construed as imposing any liabilities on Holder to purchase any securities of the Company (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

4. Representations and Warranties of Holder.

Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6 No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

5. Miscellaneous.

5.1 Term and Automatic Conversion.

(a) Term. Subject to the vesting provisions of this Warrant and the provisions of this Section 5, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific Time, on the Expiration Date and shall be void thereafter.

(b) Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) that have vested in accordance with the provisions of this Warrant for which it shall not previously have been exercised, and the Company shall, if requested by Holder, within a reasonable time (not to exceed ten (10) Business Days), deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

(c) Acquisitions. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction. In the event of an Acquisition in which the consideration is solely cash and/or marketable securities, then this Warrant, notwithstanding the provisions of Section 3.2 hereof and subject to the vesting provisions of this Warrant, shall be deemed exercised in accordance with the provisions of Section 1.2 immediately prior to the closing of the Acquisition; otherwise, this Warrant shall terminate.

5.2 Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if applicable) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4 Transfer Procedure. Subject to the provisions of Section 5.3 of this Warrant, the initial Holder and each subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if applicable) to any transferee, provided, however, in connection with any such transfer, the initial Holder or any subsequent Holder, as applicable, will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if less than the entire Warrant is transferred); and provided further, that any subsequent Holder shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant.

5.5 Notices. All notices and other communications hereunder from the Company to Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

c/o Fifth Street Finance Corp.
White Plains Plaza
10 Bank Street, 12th Floor
White Plains, New York 10606
Attn: General Counsel
Fax: (914) 328-4214

With a copy to:	Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, California 92626-1931
Attn: William F. Meehan, Esq.
Fax: (714) 546-9035
Email: wmeehan@rutan.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Five9, Inc.
Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, Ca 94583
Attn: David Hill
Facsimile: (925) 397-3460
Email: dhill@five9.com

With a copy to (which shall not constitute notice):

Jones Day
1755 Embarcadero Road
Palo Alto, California 94303
Attn:	Timothy R. Curry, Esq. and
Ruben A. Garcia, Esq.
Fax:	(650) 739-3900
Email:	tcurry@jonesday.com
rgarcia@jonesday.com

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought; provided, however, notwithstanding any other provision of this Warrant, the provisions of Section 2.3 of this Warrant will be deemed changed, waived, discharged or terminated, as applicable, if the holders of the Company’s preferred stock change, waive, discharge or terminate (either generally or in a particular instance and either retroactively or prospectively) the provisions of Article IV(A)4(e) of the Certificate of Incorporation to the same extent as such change, waiver, discharge or termination and in a comparable manner.

5.7 Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.10 “Market Stand-Off” Agreement. The Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any common stock (or other securities) of the Company held by the Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Initial Registration (as defined in the Stockholders’ Agreement) (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto); provided, however, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

5.11 Submission to Jurisdiction. THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK OR WESTCHESTER COUNTY, NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO THE HOLDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS WARRANT SHALL BE LITIGATED IN SUCH COURTS PROVIDED THAT NOTHING IN THIS WARRANT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON THE COMPANY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO THE COMPANY, AT THE ADDRESS SET FORTH IN THIS WARRANT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

5.12 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND THE HOLDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS WARRANT. THE COMPANY AND THE HOLDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE

WAIVER IN ENTERING INTO THIS WARRANT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND THE HOLDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

5.13 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.14 Business Days. “Business Day” is any day that is not a Saturday, Sunday or a day on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

FIVE9, INC.

By:
Name:
Title:

“HOLDER”

By:
Name:
Title:

Signature Page

Warrant to Purchase Stock

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned Holder hereby exercises its right to purchase                     shares of the Common Stock of Five9, Inc. (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

[ ]	check in the amount of $ payable to order of the Company enclosed herewith

[ ]	Wire transfer of immediately available funds to the Company’s account

[ ]	Cashless Exercise pursuant to Section 1.2 of the Warrant

[ ]	Other [Describe]

2. Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Stock as of the date hereof.

HOLDER:

By:
Name:
Title:
Date:

SCHEDULE 1

COMPANY CAPITALIZATION TABLE